YANKEE DYNAMO STEEL, INC.

                                  EXHIBIT # 23

                         Consent of Experts and Counsel





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James E. Slayton, CPA


3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333

                                                       April 22, 1999

To Whom It May Concern,

      The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of February 25, 1999, on the Financial Statements of Yankee Dynamo Steel, Inc. from the inception date of November 2, 1998, through February 25, 1999, in any filings that are necessary now or in the near future to be filed with, the U.S. Securities and Exchange Commission.

      Professionally,
   /s/James E. Slayton
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   James E. Slayton, CPA